Exhibit 99.1

Superior Industries Reports
Fourth Quarter and 2004 Results

Fourth Quarter Net Income Was $0.45 Per Share
2004 Net Income Was $1.67 Per Share On Record Sales

     VAN NUYS, CALIFORNIA — February 18, 2005 — Superior Industries International, Inc. (NYSE:SUP) today announced operating results for the fourth quarter and 2004 above the company’s previous estimates.

Fourth Quarter Results

     For the three months ended December 31, 2004, revenue increased 1.6% to $234,501,000 from $230,705,000 for the fourth quarter of 2003. As anticipated, unit wheel shipments declined 6.7%. Net income was $11,929,000, or $0.45 per diluted share. This compares to net income of $23,051,000, or $0.85 per diluted share, for the fourth quarter of the prior year.

     Unusual items in the fourth quarter of 2004 included a $2.9 million pre-tax charge related to suspension component shipments to Tower Automotive, which declared bankruptcy in February 2005. The other item related to the tax provision which was lowered by $1.4 million due to a reduction in tax reserves.

     The company’s share of profits from its joint venture aluminum wheel manufacturing operation in Hungary was $2.0 million for this year’s fourth quarter compared to $2.1 million a year ago.

     Fourth quarter results also included an operating loss from Superior’s aluminum suspension components business of $2.7 million compared to a loss of $2.2 million for the same period of 2003.

     At December 31, 2004, working capital was $281,600,000, including cash and short-term investments of $119,600,000.

2004 Results

     For the twelve months ended December 31, 2004, revenue increased 7.3% to $901,755,000, an all-time high, from $840,349,000 for 2003. Unit wheel shipments were essentially flat with 2003. Net income was $44,655,000, or $1.67 per diluted share. This compares to net income for 2003 of $73,720,000, or $2.73 per diluted share.

     Superior’s regular cash dividend was increased by 12.7% in 2004, to an annual rate of $0.62 per share, the 21st consecutive increase in Superior’s annual cash dividend. In addition, the company repurchased 203,600 shares of its common stock in open market transactions during the year. Approximately 3,200,000 shares can still be repurchased under the March 2000 Board of Directors’ authorization.

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Superior Industries Reports Fourth Quarter and 2004 Results
February 18, 2005
Page Two

Operations Review

     “The emergence of China and other low-cost developing countries as important centers for the manufacture of automotive components and finished products has altered the global competitive landscape, fractured long-established ways of doing business, and underscored the necessity for every industry participant to increase efficiency and reduce costs. By creating unprecedented pressure on the prices Superior and other component suppliers receive for our products, this transformation is the single most important factor behind the reduction in Superior’s profitability for 2004,” said President and Chief Executive Officer Steven Borick.

     “We believe that we have the right long-term strategy for this new environment, and the discipline and determination to successfully implement our plans for the future,” Borick continued. “The primary element of our strategy is to reduce costs. We are implementing the automation, employee training, and best-practices programs developed by the Vision & Execution team we established last year. Our root cause problem-solving efforts in certain facilities are beginning to deliver results. We continue to emphasize to our OEM customers the value of Superior’s quick-to-market development and launch capabilities that separate us from the competition.

     “In addition, during 2004 we broke ground on a third manufacturing facility in Mexico. Optimized for the production of increasingly popular large-diameter wheels, this state-of-the-art plant will set the standard for worldwide cast aluminum wheel manufacturing when it is completed in 2006. We also are exploring joint venture opportunities to establish a manufacturing presence in China and other parts of the world.

     “While pricing issues will continue to impact our profitability this year, as will the softness in auto production expected for the first quarter of 2005, we expect the actions we are taking to favorably effect our financial performance in the future.”

Conference Call

     Superior will host a conference call beginning at 10:00 AM PT (1:00 PM ET) today that will be broadcast on the company’s website, www.supind.com. Investors, analysts, stockholders, news media and the general public are invited to listen to the webcast. The webcast replay will be available at this same internet address approximately one hour after the conclusion of the conference call.

     In addition to reviewing the company’s fourth quarter and 2004 results, during the conference call the company also plans to discuss the outlook for the first quarter of 2005, as well as other financial and operating matters. Additionally, the answers to questions posed to management during the call might disclose additional material information.

About Superior Industries

     Superior supplies aluminum wheels and other aluminum automotive components to Ford, General Motors, DaimlerChrysler, Audi, BMW, Isuzu, Jaguar, Land Rover, Mazda, MG Rover, Mitsubishi, Nissan, Subaru, Toyota, and Volkswagen. For additional information, visit www.supind.com.

Forward-Looking Statements

     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Statements of Income (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2004	2003	2004	2003

NET SALES	$234,501	$230,705	$901,755	$840,349
Costs and Expenses
Cost of Sales	211,796	192,580	819,639	716,558
Selling and Administrative Expenses	5,702	5,735	22,872	22,902
Provision for Doubtful Accounts	2,904	—	2,904	—

INCOME FROM OPERATIONS	14,099	32,390	56,340	100,889

Equity in Earnings of Joint Ventures	2,162	2,102	8,611	8,655
Interest Income, net	848	553	2,772	2,727
Miscellaneous Income (Expense), net	(963)	417	(1,614)	1,144

INCOME BEFORE INCOME TAXES	16,146	35,462	66,109	113,415
Income Tax Expense	4,217	12,411	21,454	39,695

NET INCOME	$11,929	$23,051	$44,655	$73,720

EARNINGS PER SHARE:
Basic	$0.45	$0.86	$1.68	$2.76
Diluted	$0.45	$0.85	$1.67	$2.73

WEIGHTED AVERAGE AND EQUIVALENT SHARES OUTSTANDING:
Basic	26,622,000	26,745,000	26,655,000	26,673,000
Diluted	26,666,000	27,108,000	26,809,000	27,033,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	December 31,
	2004	2003

Current Assets	$368,976	$388,510
Property, Plant and Equipment, net	274,830	261,733
Investments and Other Assets	100,722	52,962

	$744,528	$703,205

Current Liabilities	$87,343	$83,621
Long-Term Liabilities	39,211	27,378
Shareholders’ Equity	617,974	592,206

	$744,528	$703,205